Date:	May 1, 2015
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

- Sales increased 18% (27% excluding currency) and EBITDA increased $9.6 million vs. prior year quarter -

- Strong sales and EBITDA growth continue to be expected in 2015 -

- Conference call at 8:30 a.m. ET on May 1, 2015 -

East Rutherford, NJ – May 1, 2015 – Cambrex Corporation (NYSE: CBM) reports results for the first quarter ended March 31, 2015.

Highlights

-	Sales increased 18% compared to the first quarter of 2014, and increased 27% excluding foreign currency impact, driven by Innovator products and Controlled Substances.

-	EBITDA increased to $18.0 million from $8.4 million in the first quarter of 2014.

-	GAAP Diluted EPS from continuing operations was $0.26 versus $0.04 in the first quarter last year and Adjusted Diluted EPS was $0.29 compared to $0.07 in the same quarter last year.

-	Net Cash improved $22.4 million to $7.9 million compared to Debt, net of cash, of $14.5 million at December 31, 2014.

-	The Company continues to expect full year 2015 sales, excluding currency impact, to increase between 16% and 20% compared to 2014. Adjusted EBITDA is also still expected to be between $101 and $107 million, a 23% to 30% increase over 2014. Adjusted Diluted EPS from continuing operations continues to be expected to be between $1.62 and $1.75 per share, a 22% to 32% increase over 2014 (see Financial Expectations section below).

“The first quarter was a great start to the year and keeps us on track for significant growth in 2015,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex. “We saw strong demand in certain larger products within our Innovator product category and our Controlled Substances category also performed well against the first quarter last year. Although the timing of shipments resulted in flat revenues in the first quarter compared to the same quarter last year, orders remain strong in our Generics product category. These trends, along with our visibility into the rest of the year, give us a high level of confidence for the remainder of 2015.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	1
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

“As we announced earlier this year, we have been and will continue to invest aggressively in our plants. We recently broke ground on a significant capacity expansion at our Charles City, Iowa facility, and additional facility upgrades and capacity expansions are underway at our Swedish and Italian sites to meet anticipated demand for 2016 and beyond.”

Basis of Reporting

The Company has provided a reconciliation of GAAP amounts to adjusted (i.e. Non-GAAP) amounts at the end of this press release. Cambrex management believes that the adjusted amounts provide useful information to investors due to the magnitude and nature of certain expenses recorded in the GAAP amounts.

First Quarter 2015 Operating Results – Continuing Operations

Sales were $78.2 million, compared to $66.2 million in the same period last year, representing an 18% increase. Foreign exchange unfavorably impacted reported sales growth by 9%. The sales increase primarily reflects higher volumes, partially offset by slightly lower pricing. Certain branded active pharmaceutical ingredients (APIs) and controlled substances drove most of the growth.

Gross margins increased to 37% from 25% compared to the same period last year. This increase was primarily due to higher plant utilization and favorable product mix.

Selling, general and administrative expenses were $13.8 million compared to $11.6 million in the same period last year. The increase was mainly due to higher personnel costs, sales and marketing expenses, recruiting, and pension expense, partially offset by a favorable impact from foreign exchange.

Operating profit increased to $12.7 million from $2.5 million in the same period last year. The increase in operating profit was primarily the result of higher gross profit, partially offset by higher operating expenses. EBITDA was $18.0 million compared to $8.4 million in the same period last year.

The provision for income taxes was $3.8 million and resulted in an effective tax rate of 31% compared to an effective tax rate of 28% in the same period last year. The increase in the rate is primarily attributable to a benefit recorded during the first quarter of 2014 for a partial reversal of a valuation allowance.

Income from continuing operations was $8.4 million or $0.26 per share compared to $1.2 million or $0.04 per share in the same period last year. Adjusted income from continuing operations was $9.2 million or $0.29 per share, compared to $2.2 million or $0.07 per share, respectively, in the same period last year (see table at the end of this release).

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	2
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Capital expenditures and depreciation were $12.0 million and $5.1 million, respectively, compared to $4.1 million and $5.8 million, respectively, in the same period last year.

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2015 financial performance.

Expectations

Gross sales increase	16% - 20%

Adjusted EBITDA	$101 - $107 million

Adjusted income from continuing operations per share	$1.62 - $1.75

Reduction of debt, net of cash	$5 - 10 million

Capital expenditures	$80 - $85 million

Depreciation	$22 - $24 million

Effective tax rate	33% - 36%

Consistent with prior years, these financial expectations are for continuing operations and exclude the impact of any potential acquisitions, restructuring activities and outcomes of tax disputes. Sales expectations exclude the impact of foreign currency. Adjusted EBITDA and Adjusted income from continuing operations per share are computed on a basis consistent with the reconciliation of the first quarter 2015 results in the tables at the end of this release. The tax rate and amount of cash taxes paid will be sensitive to the geographic mix of income.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s first quarter 2015 Form 10-Q is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company’s first quarter 2015 results will begin at 8:30 a.m. Eastern Time on Friday, May 1, 2015 and can be accessed by calling 1-888-468-2440 for domestic and +1-719-325-2454 for international. Please use the passcode 7993632 and call approximately 10 minutes prior to the start time. A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com. A telephone replay of the conference call will be available through Friday, May 8, 2015 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international. Please use the passcode 7993632 to access the replay.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	3
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Forward Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” “Highlights” and those attributed to our President and Chief Executive Officer in this document. These and other forward looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2014, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of our customers’ products, government legislation and regulations (including those pertaining to environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing of orders or shipments and the Company’s ability to meet its production plan and its customer delivery schedules, loss on disposition of assets, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products and continued demand in the U.S. for late stage clinical products or the successful outcome of the Company’s investment in new products.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the Forward-Looking Statement sections therein, and other filings with the SEC. The Company cautions investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in our SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	4
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Use of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations are non-GAAP financial measures. The Company defines EBITDA as operating profit plus depreciation and amortization expense and Adjusted Income from Continuing Operations and Adjusted EBITDA are calculated in a manner consistent with that shown in the tables at the end of this release. Other companies may have different definitions of EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations, therefore, these measures may not be comparable with non-GAAP financial measures provided by other companies. EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations should not be considered alternatives to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity. Cambrex uses EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations among several other metrics to assess and analyze its operational results and trends. Cambrex also believes EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value. Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	5
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION

Statements of Profit and Loss

For the Quarters Ended March 31, 2015 and 2014

(in thousands, except per-share data)

	2015		2014
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$78,184		$66,192
Commissions, Allowances and Rebates	451		549
Net Sales	77,733		65,643

Other	(208)		462

Net Revenues	77,525		66,105

Cost of Goods Sold	48,446	62.0%	49,527	74.8%

Gross Profit	29,079	37.2%	16,578	25.0%

Operating Expenses
Selling, General and Administrative Expenses	13,751	17.6%	11,633	17.6%
Research and Development Expenses	2,655	3.4%	2,475	3.7%
Total Operating Expenses	16,406	21.0%	14,108	21.3%

Operating Profit	12,673	16.2%	2,470	3.7%

Other Expenses:
Interest Expense, Net	476		522
Other Expenses, Net	62		328

Income Before Income Taxes	12,135	15.5%	1,620	2.4%

Provision for Income Taxes	3,767		454

Income from Continuing Operations	$8,368	10.7%	$1,166	1.8%

Loss from Discontinued Operations, Net of Tax	(375)		(184)

Net Income	$7,993	10.2%	$982	1.5%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.27		$0.04
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.01)
Net Income	$0.26		$0.03

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.26		$0.04
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.01)
Net Income	$0.25		$0.03

Weighted Average Shares Outstanding
Basic	31,198		30,546
Diluted	32,158		31,408

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	6
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION

Consolidated Balance Sheets

As of March 31, 2015 and December 31, 2014

(in thousands)

	March 31,	December 31,
Assets	2015	2014

Cash and Cash Equivalents	$67,910	$45,518
Trade Receivables, Net	41,475	77,124
Other Receivables	6,744	10,610
Inventories, Net	107,721	85,630
Prepaid Expenses and Other Current Assets	9,319	8,688
Total Current Assets	233,169	227,570

Property, Plant and Equipment, Net	158,994	163,567
Goodwill	40,863	43,912
Intangible Assets, Net	9,301	8,902
Deferred Income Taxes	35,318	38,424
Other Non-Current Assets	3,438	4,697

Total Assets	$481,083	$487,072

Liabilities and Stockholders’ Equity

Accounts Payable	$43,435	$43,670
Deferred Revenue	29,684	14,095
Accrued Expenses and Other Current Liabilities	33,049	41,014
Total Current Liabilities	106,168	98,779

Long-Term Debt	60,000	60,000
Deferred Income Taxes	8,863	10,545
Accrued Pension Benefits	47,330	50,949
Other Non-Current Liabilities	14,523	15,573

Total Liabilities	$236,884	$235,846

Stockholders’ Equity	$244,199	$251,226

Total Liabilities and Stockholders’ Equity	$481,083	$487,072

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	7
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION

Reconciliation of GAAP to non-GAAP Results

For the Quarters Ended March 31, 2015 and 2014

(in thousands)

	First Quarter 2015	First Quarter 2014

Operating Profit	$12,673	$2,470

Depreciation and Amortization	5,297	5,883

EBITDA	$17,970	$8,353

CAMBREX CORPORATION

Reconciliation of GAAP to non-GAAP Results

For the Quarters Ended March 31, 2015 and 2014

(in thousands)

	First Quarter 2015		First Quarter 2014
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$8,368	$0.26	$1,166	$0.04

Stock-Based Compensation, Net of Tax [1]	700	0.02	720	0.02
Amortization of Purchased Intangibles	169	0.01	274	0.01

Adjusted Income from Continuing Operations	$9,237	$0.29	$2,160	$0.07

[1] Tax rate estimated at 35% for stock-based compensation.

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	8
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com